[Logo of Cheviot Financal Corp.]


Contact:  Thomas J. Linneman                               For immediate release
          513-661-0457



       Cheviot Financial Corp. Reports Fourth-Quarter and Annual Earnings


CINCINNATI, Ohio - January 25, 2008 - Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the fourth fiscal quarter of 2007 of $173,000, or $0.02 cents per share compared with net earnings of $392,000, or $0.04 cents per share for the fourth fiscal quarter of 2006. For the year ended December 31, 2007 net earnings totaled $926,000, or $0.10 per share compared with net earnings of $1.7 million, or $0.18 per share for the comparable period in 2006. The earnings per share for the three and twelve months ended December 31, 2007 were based on weighted average shares outstanding of 8,734,930 and 8,904,177 as compared with weighted average shares outstanding of 9,119,314 and 9,225,311 for the comparable 2006 periods.

The $219,000 decline in 2007 fourth quarter net earnings is due to a $159,000 decrease in net interest income after the provision for losses on loans, a decrease in other income of $5,000 and an increase in general, administrative and other expenses of $135,000, which were partially offset by a decrease in the provision for federal income taxes of $80,000. During the fourth quarter of 2007 the Company's provision for loan losses totaled $101,000 as compared to $25,000 during the fourth quarter of 2006. The increase in the provision reflects changes in economic conditions and the need to allocate specific reserves for two delinquent loans.

For the year ended December 31, 2007, the Company's decline in earnings reflected a reduction of $526,000 in net interest income after the provision for losses on loans, as well as an increase of $597,000 in general, administrative and other expenses, which were partially offset by a $7,000 increase in other income and a decrease of $346,000 in the provision for federal income taxes. For the years ended December 31, 2007 and 2006, the Company's provision for loans losses totaled $116,000 and $25,000.

In September 2006, the Company announced a repurchase plan which provided for the repurchase of 5% or 471,140 shares of our common stock. As of December 31, 2007, the Company had purchased all of the shares pursuant to the program at an average price of $13.12.

At December 31, 2007, Cheviot Financial Corp. had consolidated total assets of $319.1 million, total liabilities of $251.1 million, including deposits of $219.5 million. Shareholders' equity totaled $67.9 million, or 21.3% of total assets. At December 31, 2007, Cheviot Savings Bank exceeded all regulatory capital requirements necessary to be considered "well-capitalized".

Cheviot Savings Bank was established in 1911 and currently has six full-service offices in Hamilton County, Ohio.

                                      # # #


Unaudited financial statements follow.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

                             Cheviot Financial Corp.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)

                                                                       December 31,                      December 31,
                     ASSETS                                                2007                               2006

Cash and cash equivalents                                             $   9,450                          $   5,490
Investment securities                                                    45,492                             49,463
Loans receivable                                                        249,832                            241,178
Other assets                                                             14,286                             13,649
                                                                    -----------                        -----------
      Total assets                                                    $ 319,060                          $ 309,780
                                                                    ===========                        ===========
      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                              $ 219,526                          $ 205,450
Advances from the FHLB                                                   28,665                             29,236
Other liabilities                                                         2,949                              2,894
                                                                    -----------                        -----------
      Total liabilities                                                 251,140                            237,580

Shareholders' equity                                                     67,920                             72,200
                                                                    -----------                        -----------
      Total liabilities and shareholders' equity                      $ 319,060                          $ 309,780
                                                                    ===========                        ===========




                             Cheviot Financial Corp.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)


                                                           Three months ended                Twelve months ended
                                                              December 31,                       December 31,
                                                        2007              2006             2007             2006

Total interest income                                  $ 4,522          $ 4,358           $17,791          $16,509
Total interest expense                                   2,469            2,222             9,499            7,782
                                                       -------          -------           -------          -------
      Net interest income                                2,053            2,136             8,292            8,727

Provision for losses on loans                              101               25               116               25
                                                       -------          -------           -------          -------
      Net interest income after provision for losses on l1,952            2,111             8,176            8,702

Other income                                               134              139               545              538
General, administrative and other expense                1,833            1,698             7,367            6,770
                                                       -------          -------           -------          -------
      Earnings before federal income taxes                 253              552             1,354            2,470

Federal income taxes                                        80              160               428              774
                                                       -------          -------           -------          -------
      NET EARNINGS                                     $   173          $   392           $   926          $ 1,696
                                                       =======          =======           =======          =======
Earnings per share - basic and diluted                 $  0.02          $  0.04           $  0.10          $  0.18
                                                       =======          =======           =======          =======